Exhibit 10.32

April 8, 2002

Mr. John Televantos

2 Crows Nest Circle

West Chester, PA  19382

Dear John:

I am pleased to confirm the terms and conditions of your offer to join Hercules Incorporated effective April 15, 2002 in the position of President Aqualon Division of Hercules and Vice President, Hercules Incorporated.  This position will report to William H. Joyce, Chairman & Chief Executive.

Our offer includes the following components:

1.               Annual Base Salary:  $302,000 payable in 12 equal monthly installments.  Pursuant to our salary administration policy, salary reviews are conducted each March 1st.

2.               2002 MICP Target Opportunity: Your target annual incentive opportunity under the Hercules Management Incentive Compensation Plan (MICP) is 50% of your base salary.  The maximum payout is 100% of base salary and, of course, the minimum is zero. Any payouts above the target amount are made in discounted restricted stock.

3.               Long-Term Incentive: In this position, you are eligible to receive annual grants under the Hercules Long-Term Incentive Compensation Plan (LTICP).  Your first year award will be 130,000 non-qualified stock options subject to Compensation Committee approval.  Future awards will be determined based on competitive practice for your position at that time.

4.               Benefits: Your benefits will be covered under the current Hercules Incorporated plan per the enclosed Benefits overview.  Eligibility provisions for welfare benefits (other than pension participation purposes) will be waived.

5.               Deferred Compensation:  You will be eligible to participate in the Hercules Deferred Compensation Plan.  This plan provides the option to defer before-tax salary and/or target MICP amounts.  More information will be provided to you on this plan when you become eligible to participate.

6.               Executive Stock Purchase Program: In the fall of 2002, you will become eligible to participate in the Executive Stock Purchase Program.  This program, under the LTICP, provides you with the option of converting salary, target MICP amounts, and Nonqualified Pension benefits into Hercules Restricted Stock at a 15% discount.  The program also provides for the exchange of Nonqualified Savings Plan balances for restricted stock with no discount.  More information will be provided to you on this program through the Corporate Human Resources Department.

You are eligible for a Change in Control Agreement which provides up to three years salary and target annual incentive in the event of a Change of Control at Hercules Incorporated.  A copy of the Change in Control Agreement is enclosed.

This offer is contingent upon two issues.  You must successfully pass our standard pre-placement physical examination before your anticipated starting date.  A part of this examination will be a test to detect the use of drugs or alcohol.  If you are currently using prescription drugs, please bring your prescription with you to the physical.  In addition, we must verify employment eligibility under the Immigration Reform and Control Act.

John, I am excited about having you as part of the Hercules team in this critical role.  I look forward to working with you to make this a personally and professionally rewarding opportunity.

To indicate your review and acceptance with the above terms please sign a copy of this letter and return it to me within three days.

Best regards,

Edward V. Carrington, Vice President
Human Resources and Corporate Resources

Accepted by:

John Televantos